                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement    [ ] Confidential, For Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BED BATH & BEYOND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

  (1) Title of each class of security to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

--------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

  (3) Filing Party:

--------------------------------------------------------------------------------

  (4) Date Filed:

--------------------------------------------------------------------------------

                       [BED BATH & BEYOND INC. LETTERHEAD]




                                             May 16, 1997



Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Bed Bath & Beyond Inc., which will be held at the Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey on Thursday, June 26, 1997, at 9:00 a.m., local time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

         At the meeting, you will be asked to elect five directors, approve an amendment to the Company's Certificate of Incorporation to classify the Board of Directors and ratify the appointment of auditors. These proposals are more fully discussed in the accompanying Proxy Statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR each of the proposals.

         It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.


                                                     Sincerely,



                                                     Warren Eisenberg,
                                                     Chairman and
                                                     Co-Chief Executive Officer



                                                     Leonard Feinstein,
                                                     President and
                                                     Co-Chief Executive Officer

                             BED BATH & BEYOND INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 26, 1997


To the Shareholders:

         On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Shareholders of Bed Bath & Beyond Inc. to be held at the Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey on Thursday, June 26, 1997 at 9:00 a.m. (local time).

        The Annual Meeting will be held for the following purposes:

         1.     To elect five directors to the Board of Directors (Proposal 1).

         2. To amend the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three separate classes (Proposal 2).

         3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending February 28, 1998 (Proposal 3).

         4. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

        Only shareholders of record at the close of business on May 9, 1997 are entitled to notice of the meeting and to vote at it or any adjournment or adjournments thereof.

        Information relating to the above matters is set forth in the attached Proxy Statement. If it is convenient for you to do so, we hope you will attend the meeting. If you cannot attend the meeting, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided so that your stock may be voted. No postage is required.

                                                     WARREN EISENBERG,
                                                     Chairman and
                                                     Co-Chief Executive Officer

                                                     LEONARD FEINSTEIN,
                                                     President and
                                                     Co-Chief Executive Officer

Union, New Jersey
May 16, 1997

        PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                             BED BATH & BEYOND INC.
                               650 LIBERTY AVENUE
                             UNION, NEW JERSEY 07083

                                 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bed Bath & Beyond Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 26, 1997. This Proxy Statement and form of proxy are being mailed to shareholders on or about May 16, 1997. A copy of the 1996 Annual Report to Shareholders is being mailed with this Proxy Statement.

        Sending in a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the Annual Meeting and voting in person. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions contained therein.

        It is proposed that action will be taken at the Annual Meeting: (i) to elect five directors to the Board of Directors; (ii) to amend the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three separate classes; and (iii) to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending February 28, 1998 ("fiscal 1997"). The Board of Directors knows of no other business to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

        The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation or, at the Company's request, D.F. King & Co., Inc. ("D.F. King"). The Company has engaged D.F. King to assist in the solicitation of proxies for a fee of [$10,000] plus reimbursement for out of pocket expenses and certain additional fees for other services rendered by D.F. King in connection with such solicitation. In addition, the Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

                                     VOTING

        Only shareholders of record at the close of business on May 9, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of that date, the Company had outstanding [68,614,090] shares of Common Stock, each share entitled to one vote. A majority of such shares represented at the Annual Meeting, in person or by proxy, will constitute a quorum at the Annual Meeting.

        Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the five nominees receiving the greatest number of votes will be elected as directors). The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for fiscal 1997 requires the approving vote of a majority of the votes cast with respect to such matter. Neither abstentions nor broker non-votes will be considered votes "cast" for purposes of the foregoing and, accordingly, neither abstentions nor broker non-votes will affect the vote with respect to either of these matters. The amendment of the Company's Certificate of Incorporation to classify the Board of Directors into three separate classes requires the approving vote of shareholders holding a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and the notes thereto sets forth, as of May 9, 1997, certain information regarding the beneficial ownership of the Common Stock of the Company with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the executive officers of the Company named in the Summary Compensation Table that appears under "Executive Compensation," (iii) each of the Company's directors, and (iv) all directors and executive officers as a group.


                                                             NUMBER OF SHARES OF
                                                                COMMON STOCK          PERCENT
  NAME OF SHAREHOLDER                POSITION               BENEFICIALLY OWNED (a)    OF CLASS
-----------------------    -----------------------------    ----------------------    --------
Warren Eisenberg           Chairman, Co-Chief Executive          9,942,796(b)         [14.49]%
                           Officer and a Director
Leonard Feinstein          President, Co-Chief Executive         9,957,182(c)         [14.51]%
                           Officer and a Director
Klaus Eppler               Director                                    996               *
Robert S. Kaplan           Director                                    392               *
Robert J. Swartz           Director                                    800               *
Steven M. Temares          Executive Vice President--               73,000(d)            *
                           Chief Operating Officer
Ronald Curwin              Chief Financial Officer and              25,000(e)            *
                           Treasurer
Putnam Investments,                                              8,974,922(f)         [13.08]%
Inc.
All Directors and                                               18,348,764(g)         [26.74]%
Executive Officers as a
group (Seven Persons)

-----------------

* Less than 1% of Class.

(a) The shares "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission").

(b) This total includes: (i) 6,293,957 shares owned of record by Warren Eisenberg individually; (ii) 1,651,402 shares owned of record by a partnership of which Mr. Eisenberg is a general partner and members of his family (who do not share the same home as Mr. Eisenberg) are limited partners; (iii) 711,737 shares owned of record by a trust for the benefit of Mr. Eisenberg and his family members; (iv) 1,000,000 shares owned of record by Mr. Eisenberg's wife; and (v) 285,700 shares owned of record by a not-for-profit charitable foundation of which Mr. Eisenberg is a trustee. Mr. Eisenberg has sole voting power with respect to the shares held by him individually. Mr. Eisenberg disclaims beneficial ownership of any of the shares not owned of record by him individually.

(c) This total includes: (i) 7,290,543 shares owned of record by Leonard Feinstein individually; (ii) 1,651,402 shares owned of record by a partnership of which Mr. Feinstein is a general partner and members of his family (who do not share the same home as Mr. Feinstein) are limited partners; (iii) 711,737 shares owned of record by a trust for the benefit of Mr. Feinstein and his family members; and (iv) 303,500 shares owned of record by a not-for-profit charitable foundation of which Mr. Feinstein is a trustee. Mr. Feinstein has sole voting power with respect to the shares held by him individually. Mr. Feinstein disclaims beneficial ownership of any of the shares not owned of record by him individually.

(d) This total includes 64,000 shares issuable pursuant to stock options that are or become exercisable within 60 days of May 9, 1997.

(e) This total includes 20,000 shares issuable pursuant to stock options that are or become exercisable within 60 days of May 9, 1997.

(f) Information regarding Putnam Investments, Inc. ("Putnam") was obtained from a Schedule 13G, as amended, filed by Putnam with the Commission. Such
      Schedule 13G states that Putnam and its parent corporation, Marsh & McLennan Companies, Inc., are deemed to have beneficial ownership of 8,974,922 shares of Common Stock, with shared voting power over 227,500 of such shares and shared dispositive power over all of such shares. The
      Schedule 13G also states that (i) 8,514,122 of such shares are owned of record by registered investment companies and/or other investment advisory clients in accounts managed by Putnam Investment Management, Inc., a registered investment adviser and a subsidiary of Putnam, and (ii) 460,800 of such shares are owned of record by registered investment companies and/or other investment advisory clients in accounts managed by The Putnam Advisory Company, Inc., a registered investment adviser and a subsidiary of Putnam. The Schedule 13G also states that Putnam and Marsh & McLennan Companies, Inc. disclaim beneficial ownership of such shares.

(g) Includes shares of Common Stock as indicated in the preceding footnotes. The 1,651,402 shares owned of record by a partnership of which Messrs. Eisenberg and Feinstein are general partners are included in both footnotes (a) and (b) because these shares may be considered to be beneficially owned by each of Mr. Eisenberg and Mr. Feinstein. These shares are included only once in the total of shares owned by all Directors and Executive Officers as a group.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         Five directors are to be elected at the Annual Meeting. All nominees have consented to be named and to serve if elected. All of the nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director.

         As set forth below (see Proposal 2), the Board of Directors also is proposing to stagger the terms of directors of the Company by classifying the Board into three separate classes. If Proposal 2 is approved, the Board of Directors will be divided into three separate classes of three or more directors each, as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Vacancies on the Board of the Directors may be filled only by persons elected by a majority of the total number of directors then in office. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. The Board of Directors has not yet identified the four individuals who would fill the vacancies that initially would exist, if Proposal 2 is approved.

         If Proposal 2 is approved, the Board of Directors intends to place one director, Robert J. Swartz, in the class whose term of office will expire in 1998, two directors, Warren Eisenberg and Robert S. Kaplan, in the class whose term of office will expire in 1999 and two directors, Leonard Feinstein and Klaus Eppler, in the class whose term of office will expire in 2000.

         If Proposal 2 is not approved, the five directors to be elected at the Annual Meeting will hold office until the next annual meeting and until their successors have been elected and qualified.

         Set forth below is certain information concerning the nominees.


NAME                 AGE    POSITION                          DIRECTOR SINCE
----                 ---    --------                          --------------
Warren Eisenberg     66     Chairman, Co-Chief                     1971
                            Executive Officer and a Director

Leonard Feinstein    60     President, Co-Chief                    1971
                            Executive Officer and a Director

Robert J. Swartz     71     Director                               1992

Klaus Eppler         67     Director                               1992

Robert S. Kaplan     39     Director                               1994

         WARREN EISENBERG, a co-founder of the Company, has been an officer of the Company since the Company commenced operations in 1971 (serving as President and Co-Chief Executive Officer until April 9, 1992, and Chairman and Co-Chief Executive Officer since that date).

         LEONARD FEINSTEIN, a co-founder of the Company, has been an officer of the Company since the Company commenced operations in 1971 (serving as Co-Chief Executive Officer, Treasurer and Secretary until April 9, 1992, and as President and Co-Chief Executive Officer since that date).

         ROBERT J. SWARTZ is a certified public accountant and has been a financial consultant to various businesses, including the Company, since April 1991. Mr. Swartz is Vice President of Alco Capital Group, Inc. For more than five years prior to April 1991, he was a partner in the accounting firm of KPMG Peat Marwick LLP (and its predecessors). He is also a director of Standard Motor Products, Inc., United Merchants and Manufacturers Inc. and Victoria Creations, Inc.

         KLAUS EPPLER is a practicing attorney and has been a partner in the law firm of Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Company, since 1965. Such firm received fees for legal services from the Company during the fiscal year ended March 1, 1997 ("fiscal 1996"), and it is anticipated that such firm will provide certain legal services to the Company during fiscal 1997. He is also a director of Inovision Corporation and of The Dress Barn, Inc.

         ROBERT S. KAPLAN is a general partner of Goldman, Sachs & Co., an investment banking firm. Goldman, Sachs & Co. was one of the representatives of the U.S. Underwriters for the Company's public offerings of Common Stock in 1992 and 1993, and Goldman Sachs International Limited, one of the representatives of the International Underwriters of such public offerings, is an affiliate of Goldman, Sachs & Co. Mr. Kaplan has been a partner of or employed by Goldman, Sachs & Co. for more than five years.


INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors held six meetings during fiscal 1996.

         The Board of Directors has an Audit Committee, currently consisting of Messrs. Swartz, Eppler and Kaplan. The functions of this Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, and reviewing the Company's internal accounting controls and the results of the audit with the auditors. The Audit Committee held one meeting during fiscal 1996.

         The Board of Directors has no standing nominating or compensation committees. The Bed Bath & Beyond Inc. 1992 Stock Option Plan and 1996 Stock Option Plan are administered by two Stock Option Committees. One committee ("Committee A") consists of Messrs. Eisenberg and Feinstein. Committee A is authorized to grant stock options to all eligible employees of the Company, except the following persons (collectively, "Senior Persons") (i) any officer or director of the Company, (ii) any district manager, regional manager or general merchandise manager, or any other more senior manager than store manager, or
(iii) consultants or advisors to the Company or other persons or entities providing goods or services to the Company to acquire a proprietary interest in the Company through the ownership of common stock of the Company. The other committee ("Committee B") currently consists of Messrs. Swartz and Kaplan. Committee B, each of whose members is an "outside director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, is authorized to grant stock options to all eligible Senior Persons. Neither Committee A nor Committee B held any formal meetings during fiscal 1996 but acted by consent.

         Each of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of which he was a member during fiscal 1996.

         No family relationships exist between any of the executive officers or directors of the Company.

                             EXECUTIVE COMPENSATION

         The following table shows the aggregate compensation paid or accrued by the Company to its two Co-Chief Executive Officers and to each other executive officer of the Company who was paid salary and bonus in 1994, 1995 or 1996 in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                  Annual                     Long Term
                                               Compensation                Compensation
                                          ----------------------    -------------------------
                                                                    Restricted     Securities
          NAME AND                                                     Stock       Underlying     All Other
     PRINCIPAL POSITION         Year      Salary($)     Bonus($)    Award(s)($)    Options(#)    Compensation
-------------------------------------------------------------------------------------------------------------
Warren Eisenberg.............   1996      750,000(a)       --            --              --        319,574(b)
Chairman and                    1995      750,000(a)       --            --              --        293,456(b)
Co-Chief Executive Officer      1994      750,000(a)       --            --              --        241,851(b)
-------------------------------------------------------------------------------------------------------------
Leonard Feinstein............   1996      750,000(c)       --            --              --        258,828(d)
President and                   1995      750,000(c)       --            --              --        260,055(d)
Co-Chief Executive Officer      1994      750,000(c)       --            --              --        209,295(d)
-------------------------------------------------------------------------------------------------------------
Steven H. Temares               1996      250,000          --            --          25,000             --
Executive Vice President--      1995      200,000          --            --          60,000             --
Chief Operating Officer         1994      170,000          --            --          40,000             --
-------------------------------------------------------------------------------------------------------------
Ronald Curwin................   1996      121,000          --            --          10,000             --
Chief Financial Officer and     1995      121,000          --            --              --             --
Treasurer                       1994       35,442(e)       --            --          50,000             --

--------------------

(a) Mr. Eisenberg is employed by the Company pursuant to an employment agreement which has a term extending to June 30, 1997 and provides, among other things, for a base salary (which may be increased by the Board of Directors) at the rate of $750,000 per annum. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(b) Includes: (i) certain personal benefits provided by the Company to Mr. Eisenberg in fiscal 1994, 1995 and 1996 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $12,000, $14,480, and $15,154, respectively; (ii) insurance premiums in the amount of approximately $7,000, $2,200 and $2,400 in fiscal 1994, 1995 and 1996, respectively, paid by the Company in respect of certain insurance policies; (iii) in fiscal 1994, approximately $5,000 of Company payments on behalf of Mr. Eisenberg to cover the premiums attributable to the term life insurance portion of the Insurance Policies; and (iv) other premium payments under the Insurance Policies of $217,851 in fiscal 1994 (which included a non-recurring payment of $100,000), $276,776 in fiscal 1995 and $302,020 in fiscal 1996. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(c) Mr. Feinstein is employed by the Company pursuant to an employment agreement which has a term extending to June 30, 1997 and provides, among other things, for a base salary (which may be increased by the Board of Directors) at the rate of $750,000 per annum. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(d) Includes: (i) certain personal benefits provided by the Company to Mr. Feinstein in fiscal 1994, 1995 and 1996 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $12,000, $12,908, and $15,138, respectively; (ii) insurance premiums in the amount of approximately $5,500, $2,200 and $2,400 in fiscal 1994, 1995, and 1996, respectively, paid by the Company in respect of certain insurance policies; (iii) in fiscal 1994, approximately $2,500 of Company payments on behalf of Mr. Feinstein to cover the premiums attributable to the term life insurance portion of the Insurance Policies; and (iv) other premium payments under the Insurance Policies of $189,295 in fiscal 1994 (which included a non-recurring payment of $100,000), $244,947 in fiscal 1995 and $241,290 in fiscal year 1996. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(e) Mr. Curwin was hired on September 12, 1994; compensation for 1994 reflects a partial year's salary.


                                 STOCK OPTIONS

          The following table sets forth information for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted and their potential value at the end of the option term, assuming certain levels of appreciation of the Company's Common Stock.


                        OPTION GRANTS IN LAST FISCAL YEAR


                        NUMBER OF    PERCENT OF                                    POTENTIAL REALIZABLE VALUE
                       SECURITIES      TOTAL                                       AT ASSUMED ANNUAL RATES OF
                       UNDERLYING     OPTIONS                                       STOCK PRICE APPRECIATION
                         OPTIONS     GRANTED TO   EXERCISE OR                          FOR OPTION TERM(1)
                         GRANTED    EMPLOYEES IN  BASE PRICE                       --------------------------
         NAME              (#)       FISCAL YEAR   ($/SHARE)   EXPIRATION DATE      5%($)              10%($)
-------------------    ----------   ------------  -----------  ---------------     -------            -------
Warren Eisenberg...         --            --            --                --            --                 --
Leonard Feinstein..         --            --            --                --            --                 --
Steven H. Temares..     25,000(2)       3.05%        19.75         7/15/2006       310,515            786,913
Ronald Curwin......     10,000(3)       1.22%        19.75         7/15/2006       124,206            314,765

----------------------------------------

(1) The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) Options to purchase 25,000 shares were granted to Mr. Temares on July 15, 1996 and are exercisable with respect to 5,000 shares on July 15, 1999, and with respect to an additional 5,000 shares on each of July 15, 2000, July 15, 2001, July 15, 2002 and July 15, 2003.

(3) Options to purchase 10,000 shares were granted to Mr. Curwin on July 15, 1996 and are exercisable with respect to 2,000 shares on July 15, 1997, and with respect to an additional 2,000 shares on each of July 15, 1998, July 15, 1999, July 15, 2000 and July 15, 2001.


          No stock appreciation rights ("SARs") were granted in fiscal 1996 to any of the named executive officers. There were no SARs outstanding as of March 1, 1997.

          The following table sets forth information for each of the named executive officers with respect to the value of outstanding and unexercised options held as of March 1, 1997.


                          FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                          SHARES                          AT MARCH 1, 1997               AT MARCH 1, 1997(1)
                         ACQUIRED         VALUE     ----------------------------    ----------------------------
                        ON EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        NAME               (#)            ($)           (#)             (#)             ($)             ($)
--------------------    -----------     --------    -----------    -------------    -----------    -------------
Warren Eisenberg....          --              --           --               --             --               --
Leonard Feinstein...          --              --           --               --             --               --
Steven H. Temares         36,000         788,750       36,000          153,000        600,750        2,275,620
Ronald Curwin.......          --              --       20,000           40,000        255,000          445,000

----------------------------------------

(1) Represents the difference between the closing market price of the Common Stock at February 28, 1997 of $26.00 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.


DIRECTORS' COMPENSATION

          In fiscal 1996, each outside director was paid at the rate of $2,500 per quarter. In fiscal 1996, the Company adopted a plan to permit directors to receive all or a portion of such payments in the form of Common Stock.

AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

          Messrs. Eisenberg and Feinstein are employed pursuant to employment agreements providing for the Company to pay each of Messrs. Eisenberg and Feinstein a base salary (which may be increased by the Board of Directors) at the rate of $750,000 per annum and to provide each of them with a car. These agreements also provide that, in the event that the Company discharges the executive other than for cause or if he leaves the Company upon the relocation of the corporate or merchandise office of the Company to an area that is not in the State of New Jersey or New York or not within 40 miles of New York City, the executive will be entitled to continuance of his base salary for one year after the termination of his employment. Under these agreements, based on current salary levels, aggregate termination payments would be $1,500,000.

          The Company has entered into "split-dollar" agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives pursuant to which the Company has agreed to pay the premiums on life insurance policies on the joint lives of each of Mr. Eisenberg and his wife and Mr. Feinstein and his wife, each with an aggregate face value of $30 million, for the benefit of their respective beneficiaries (the "Insurance Policies") until the earliest of
(a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums thereof, (b) the termination of the arrangement by surrender of the policies or payment to the Company of the entire amount of the premiums previously paid, and (c) the date of death of the later to die of Mr. Eisenberg and his wife, with respect to Mr. Eisenberg's Insurance Policies, and the later to die of Mr. Feinstein and his wife, with respect to Mr. Feinstein's Insurance Policies.

          Under the "split-dollar" agreements, the premiums paid by the Company are to be returned to the Company, without interest, no later than the earlier to occur of (a) the death of the last spouse to die of the insured persons under each Insurance Policy, and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums. The repayment of premiums paid by the Company will be made either out of the insurance proceeds (if paid) or the cash surrender value of the Insurance Polices (if insurance proceeds are not paid). In the latter case, Messrs. Eisenberg and Feinstein and their wives are personally liable to the Company for the excess, if any, of the total amount of premiums paid by the Company for the respective Insurance Polices over the cash surrender values thereof.


                  COMPENSATION REPORT OF THE BOARD OF DIRECTORS

          Messrs. Eisenberg and Feinstein are employed by the Company pursuant to employment agreements entered into before the Company's initial public offering of Common Stock. Because the compensation of Messrs. Eisenberg and Feinstein during fiscal 1996 has been solely pursuant to these employment agreements, the Board of Directors has not formulated specific policies concerning compensation of the Co-Chief Executive Officers.

          While decisions regarding salary levels for management personnel, other than the Co-Chief Executive Officers, have been left to the Co-Chief Executive Officers, the Board of Directors has formulated general policies designated to enable the Company to reward qualified management personnel and to provide longer term incentives. The Board of Directors believes that long term stock options will tend to provide incentives to management personnel as well as to align such incentives with shareholder return. Accordingly, the Stock Option Committees of the Board of Directors have granted options to management personnel, from department manager and up, with the specific number of options granted being commensurate with the degree of responsibility of the grantee's position.

                                                     BOARD OF DIRECTORS

                                                     Warren Eisenberg
                                                     Leonard Feinstein
                                                     Robert J. Swartz
                                                     Klaus Eppler
                                                     Robert S. Kaplan

                              CERTAIN TRANSACTIONS

          Until October 31, 1996, the Company had obtained certain payroll-related services from Raymond Eisenberg Associates, an accounting firm in which Raymond Eisenberg, the brother of Warren Eisenberg, was a partner. During fiscal 1996, the Company had paid fees to Raymond Eisenberg Associates of approximately $137,000. On November 1, 1996, the Company retained Petitti, Eisenberg & Gamache, an accounting firm in which Todd Eisenberg, the nephew of Warren Eisenberg, is a partner, to perform the payroll-related services previously handled by Raymond Eisenberg Associates. During fiscal 1996, the Company paid fees to Petitti, Eisenberg & Gamache of approximately $76,000.

          In fiscal 1996, the Company made charitable contributions to the Mitzi and Warren Eisenberg Family Foundation, Inc. and the Feinstein Family Foundation, Inc. in the aggregate amount of $240,000. These not-for-profit charitable foundations, of which Messrs. Eisenberg and Feinstein and their family members are the trustees and officers, also received charitable contributions from Messrs. Eisenberg and Feinstein and made distributions to charities in excess of the amounts contributed by the Company.


                          STOCK PRICE PERFORMANCE GRAPH

          The graph below compares the cumulative total shareholder return on the Common Stock of the Company, from June 5, 1992 (the date of the commencement of the Company's initial public offering) through March 1, 1997, with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Specialty Retail Index over the same period (assuming the investment of $100 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Specialty Retail Index on June 5, 1992, and the reinvestment of all dividends).


                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FROM JUNE 5, 1992 THROUGH MARCH 1, 1997
                 AMONG BED BATH & BEYOND INC., THE S&P 500 INDEX
                       AND THE S&P SPECIALTY RETAIL INDEX


INVESTMENT                    6/5/92    2/28/93    2/27/94    2/26/95    2/25/96    3/1/97
Bed Bath & Beyond Inc.         100        178        321        312        503        612
S&P Specialty Retail Index     100        116        108         86         74         88
S&P 500 Index                  100        110        119        128        177        216

* $100 invested on 6/5/92 in Stock or Index -- including reinvestment of dividends.

             AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
           TO PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS
                           INTO THREE SEPARATE CLASSES
                                  (Proposal 2)

BACKGROUND

          At present, the Company's Board of Directors is comprised of a single class of five directors, all of whom are elected at each annual meeting of shareholders. The Business Corporation Law of the State of New York (the "Business Corporation Law") provides, however, that a corporation organized under the Business Corporation Law may, in its certificate of incorporation, provide for a board of directors classified into three or more classes of not fewer than three directors each, with one class at a time elected at each annual meeting of shareholders.

          At the time of the Company's initial public offering in 1992, the Company contemplated creating a Board of Directors with three classes. However, the Company did not then wish immediately to expand the size of the Board of Directors from five to at least nine directors, which would have been required in order to create a classified Board of Directors in accordance with the Business Corporation Law. At the time, the Company was advised that an amendment of the Business Corporation Law then under consideration by the New York legislature would, like the corporation laws of Delaware and many other jurisdictions, permit a classified board of directors to be comprised of classes with fewer than three directors each. The creation of a Board of Directors comprised of such classes would not, of course, have required an increase in the size of the Board of Directors. Accordingly, in contemplation of the initial public offering, the Company's Certificate of Incorporation (the "Certificate of Incorporation") was amended to provide for the creation of a classified Board of Directors, with three separate classes of directors, at such time as the Business Corporation Law was amended to permit each class to be comprised of fewer than three directors.

          In the approximately five years following the 1992 amendment of the Certificate of Incorporation referred to above, the Business Corporation Law has not, in fact, been amended to permit each class of directors to be comprised of fewer than three directors. With the passage of time and the growth of the Company, however, it has become more appropriate and practicable to consider expanding the Board of Directors to at least nine members. Accordingly, in order to effect the classification of the Board of Directors that has been contemplated since 1992, the Board of Directors has unanimously approved for submission to a vote of the shareholders of the Company an amendment to the Company's Certificate of Incorporation (the "Classified Board Amendment").

THE CLASSIFIED BOARD AMENDMENT

          The Classified Board Amendment would provide for the classification of the Board of Directors into three separate classes as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Members in each class would be elected at the Annual Meeting. Directors initially elected in Class A (i.e., Robert J. Swartz) would serve until the annual meeting of shareholders in 1998; directors initially elected in Class B (i.e., Warren Eisenberg and Robert S. Kaplan) and Class C (i.e., Leonard Feinstein and Klaus Eppler) would serve until the annual meetings of shareholders in 1999 and 2000, respectively. Following the subsequent election of directors, each class of directors would be elected for a three-year term. Any vacancy on the Board could be filled only by shareholders at a meeting or by the Board itself; any director elected to fill a vacancy not resulting from an increase in the number of directors would have the same term as the class of his predecessor. The four individuals who would fill the vacancies that initially would exist have not yet been identified.

          In order to prevent the purposes underlying the Classified Board Amendment from being circumvented, the Classified Board Amendment also would require that any amendment to the Certificate of Incorporation that amended or modified, or had the effect of amending or modifying, the Classified Board Amendment would require the affirmative vote of 80% of all the outstanding shares entitled to vote, voting together as a single class, and that the provisions of the By-laws relating to the Board of Directors or meetings of shareholders may be amended or modified only by an affirmative vote of either
(a) a majority of the total number of directors then in office or (b) 80% of all outstanding shares entitled to vote, voting together as a single class.

REASONS FOR THE CLASSIFIED BOARD AMENDMENT

          The Board of Directors believes that classification of the Board of Directors would promote continuity of membership and stability of management and policies. Although the Board of Directors is not aware of, and has not encountered, difficulties in the past with respect to continuity and stability, the Board of Directors believes a classified board would decrease the likelihood of such difficulties in the future. Absent the removal or resignation of directors, two annual elections would be required to replace a majority of a classified Board of Directors and effect a forced change in the business and affairs of the Company. The proposed amendment may therefore discourage an individual or entity from acquiring a significant position in the Company with the intention of obtaining immediate control of the Board of Directors. The acquiror, however, could immediately effect a change of control by amending the Certificate of Incorporation to eliminate classification of the Board of Directors with the vote of 80% of all the outstanding shares entitled to vote.

          The Board of Directors believes that, to insure the integrity of the Classified Board Amendment, an 80% vote should be required to amend or modify the Certificate of Incorporation in a manner inconsistent with the Classified Board Amendment. The vote of a majority of the votes entitled to be cast by the shareholders is currently required to amend the Certificate of Incorporation. If the Classified Board Amendment is adopted, such an amendment or modification could be made only with the affirmative vote of the holders of 80% of the shares entitled to vote. If the Classified Board Amendment is adopted, the holders of 20% of the shares entitled to vote could prevent such an amendment or modification, even if such amendment or modification were desired by the holders of a majority (but less than 80%) of the outstanding shares.

          The existing Certificate of Incorporation contains no provisions for the adoption, amendment or modification of By-laws. The existing By-laws provide that the By-laws may be amended or repealed or new By-laws may be adopted by a majority vote of either the Board of Directors or the shareholders of the Company. The Classified Board Amendment requires either (a) a majority of the total number of directors then in office or (b) 80% of all the outstanding shares entitled to vote, voting together as a single class, to amend or modify the provisions of the By-laws relating to the Board of Directors or meetings of shareholders. This element of the Classified Board Amendment was adopted by the Board of Directors because it is required to prevent the Classified Board Amendment from being circumvented by a change in the By-Laws that would expose the Company, its management and its shareholders to the disadvantages the Classified Board Amendment was designed to protect against.

          By raising the vote required to amend or modify the provisions of the By-laws relating to the Board of Directors or meetings of shareholders, shareholders will have more difficulty eliminating such provisions. If the Classified Board Amendment is adopted, amendments or modifications of the provisions of the By-laws may be made by shareholders only with the affirmative vote of the holders of 80% of the outstanding shares. The Board of Directors would continue to have the power to adopt, amend or repeal the By-laws.

EFFECT OF THE CLASSIFIED BOARD AMENDMENT

          The Classified Board Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. If adopted, the Classified Board Amendment also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. In addition, the Classified Board Amendment could discourage accumulations of large blocks of the Company's stock and fluctuations in the market price of the Company's stock caused by such accumulations; as a consequence, shareholders could be deprived of certain opportunities to sell their shares at temporarily higher prices.

          The Classified Board Amendment would make more difficult or discourage a proxy contest or the assumption of control of the Company by a holder of a substantial block of the Company's outstanding shares or the removal of incumbent directors or the change of control of the Board of Directors and could thus have the effect of entrenching incumbent management. At the same time, the Classified Board Amendment would ensure that the Board of Directors and management, if confronted by a surprise proposal from a third party who had acquired a block of the Company's stock, would have time to review the proposal and appropriate alternatives to the proposal and possibly to attempt to negotiate a better transaction. The Board of Directors believes the Classified Board Amendment would reduce the possibility that a third party could effect a sudden or surprise change in control of the Board of Directors without the support of the then incumbent Board of Directors.

          The Board of Directors believes that, if a takeover bidder purchased a significant or controlling interest in the Company, its ability to remove the Company's directors and obtain control of the Board and thereby to remove the Company's management would severely curtail the Company's ability to negotiate effectively with that party. The threat of obtaining control of the Board of Directors would deprive the Board of the time and information necessary to evaluate the proposal or transaction, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company.

          At present, Warren Eisenberg and Leonard Feinstein have voting control of an aggregate of approximately 27% of all the outstanding shares and could, therefore, by acting together, prevent shareholders of the Company from effecting any amendment or modification to the Classified Board Amendment or the provisions of the By-laws relating to the Board of Directors and meetings of shareholders.

          The Board of Directors is asking shareholders to consider and adopt the Classified Board Amendment to discourage undesirable forced transactions that involve an actual or threatened change of control of the Company. The Classified Board Amendment is designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal, particularly a proposal that does not contemplate the acquisition of all the Company's outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Board of Directors believes that the Classified Board Amendment would encourage any person intending to attempt such a takeover or restructuring to try first to negotiate with the Board and management of the Company and that the Board and management would therefore be better able to protect the interests of all shareholders.




          The foregoing summary description of the Classified Board Amendment is not intended to be complete and is qualified in its entirety by reference to Exhibit A, which contains the complete text of the Classified Board Amendment.

VOTE REQUIRED FOR APPROVAL

          The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Common Stock is required for approval of Proposal 2.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

                       APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 3)

          Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors to examine the consolidated financial statements of the Company for fiscal 1997. The Board of Directors recommends to shareholders that they ratify this appointment. In the event that the shareholders fail to ratify this appointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its shareholders.

          A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions and such representative will have the opportunity to make a statement if he or she desires to do so.

                              SHAREHOLDER PROPOSALS

          Any proposal by a shareholder intended to be presented at the Company's annual meeting of shareholders expected to be held in June 1998 must be received by the Company no later than January 16, 1998 for inclusion in the proxy statement and form of proxy for that meeting.


                                                     WARREN EISENBERG,
                                                     Chairman and
                                                     Co-Chief Executive Officer

                                                     LEONARD FEINSTEIN,
                                                     President and
                                                     Co-Chief Executive Officer


Union, New Jersey
May 16, 1997

                                                                       EXHIBIT A


                       PROPOSED AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION


                  Paragraph SEVENTH is hereby deleted in its entirety and the following is hereby substituted for it:

                  SEVENTH: (a) The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the specific provisions of the By-laws of the corporation.

                  (b) The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The classes shall be designated as Class A, Class B and Class C. The term of office of the initial Class A directors shall expire at the 1998 annual meeting of shareholders; that of the initial Class B directors at the 1999 annual meeting of shareholders; and that of the initial Class C directors at the 2000 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall be elected by a plurality of votes cast at the annual meeting of shareholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that. no decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, may be filled only by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon or by the Board of Directors of the corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum). A director elected to fill a vacancy shall hold office during the term to which his or her predecessor had been elected and until his or successor shall have been elected and shall qualify, or until his or her earlier death, resignation or removal.

                  (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, any amendment or modification of this Paragraph SEVENTH, or any amendment of modification of this Certificate of Incorporation that has the effect of amending or modifying this Paragraph SEVENTH, shall require the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors ("Voting Stock"), voting together as a single class.

                  (d) The provisions of the By-laws of the corporation relating to the Board of Directors and meetings of shareholders may be amended or modified only by (i) the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of Voting Stock, voting together as a single class, or (ii) the affirmative vote of a majority of the total number of directors then in office.

                                      PROXY

                             BED BATH & BEYOND INC.

                               650 Liberty Avenue
                             Union, New Jersey 07083

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 9, 1997 at the Annual Meeting of Shareholders to be held on June 26, 1997 or any adjournment thereof.

                           (Continued on Reverse Side)

         __________                                         /X/ Please mark your
           COMMON                                                  votes as this


1.    ELECTION OF DIRECTORS

      FOR all nominees         WITHHOLD           (INSTRUCTION: To withhold authority to vote for any
      listed (except as        AUTHORITY          individual nominee, mark the box next to the nominee's
      marked to the            to vote for all    name below).
      contrary)                nominees listed
           / /                      / /           / / W. Eisenberg             / / L. Feinstein             / / R. Swartz

                                                                  / / K. Eppler                / / R. Kaplan



2. PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION to provide for the classification of the Board of Directors into three separate classes.

                  / / FOR     / / AGAINST   / / ABSTAIN



3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG Peat Marwick LLP as the independent auditors of the Corporation.

                  / / FOR     / / AGAINST   / / ABSTAIN



4. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, and 3.

Please sign exactly as name appears herein. When shares are held by joint tenants, both should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:_____________________________,1997

________________________________________
         Signature

________________________________________
Signature if held jointly


PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.